    As filed with the securities and Exchange Commission on April 2, 1997

                          Registration No. 333-01873
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------


                             AMENDMENT NO. 1
                                  FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                 ------------
                            Hampshire Funding, Inc.
              (Exact name of registrant as specified in charter)
                                 -------------
                                 NEW HAMPSHIRE
        (State or other jurisdiction of incorporation or organization)

                                  02-0277842
                     (I.R.S. Employer Identification No.)

                One Granite Place, Concord, New Hampshire 03301
                              Tel. (603) 226-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ------------
                         Charles C. Cornelio, Esquire
                    Chubb Life Insurance Company of America
                               One Granite Place
                         Concord, New Hampshire 03301
                                (603) 226-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

       Approximate date of commencement of proposed sale to the public:
 As soon as possible after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------
                                                        Proposed         Proposed
                                                        maximum          maximum
                                         Amount         offering        aggregate       Amount of
Title of each class of                    to be           price          offering      registration
securities to be registered            registered(1)    per unit(2)      price(2)         fee(3)
---------------------------------------------------------------------------------------------------------
Programs for the acquisition of mutual
fund shares and insurance............... $30,000,000     $30,000,000     $30,000,000       $10,344.83
---------------------------------------------------------------------------------------------------------


(1) Based on initial investments in mutual fund shares and insurance.
(2) Solely for the purpose of computing the filing fee.


(3) Paid with the original registration.
--------------------------------------------------------------------------------

                            HAMPSHIRE FUNDING, INC.

                                    PART I

                      INFORMATION REQUIRED IN PROSPECTUS

                             CROSS REFERENCE SHEET

     Registration Statement Item or Heading            Location of Heading in Prospectus
     --------------------------------------            ---------------------------------
1    Forepart of the Registration Statement and Outside Front Cover Page of
     Prospectus

     a. Name of Registrant...........................  Front Cover
     b. Title, Amount and Description of Securities..  Front Cover
     c. Selling Security Holders.....................  Not Applicable
     d. Reference to Risk Factors....................  Front Cover
     e. S.E.C. Legend................................  Front Cover
     f. Price Range..................................  Not Applicable
     g. Underwriters' Discounts......................  Not Applicable
     h. Preliminary Prospectus Legend................  Not Applicable
     i. Blue Sky Legend..............................  Front Cover
     j. Date of Prospectus...........................  Front Cover

2.   Inside Front Cover and Outside Back Cover Pages of the Prospectus
     a. Available Information........................  Available Information
     b. Reports to Security Holders..................  Not Applicable
     c. Incorporation by Reference...................  Available Information
     d. Stabilization................................  Not Applicable
     e. Delivery of Prospectuses by Dealers..........  Not Applicable
     f. Enforceability of Civil Liabilities..........  Not Applicable
     g. Table of Contents............................  Inside Front

3.   Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges
     a. Summary......................................  Not Applicable
     b. Address and Telephone Numbers................  Front Cover
     c. Risk Factors.................................  Risk Factors
     d. Ratio of Earnings to Fixed Charges...........  Not Applicable

4.   Use of Proceeds.................................  Revenue

5.   Determination of Offering Price.................  Not Applicable

6.   Dilution........................................  Not Applicable

7.   Selling Security Holders........................  Not Applicable

8.   Plan of Distribution
     a. Underwriters' Obligation.....................  Not Applicable
     b. New Underwriters.............................  Not Applicable
     c. Other Distributions..........................  The Programs
     d. Offerings on Exchange........................  Not Applicable
     e. Underwriters' Compensation...................  Not Applicable
     f. Underwriters' Representative.................  Not Applicable
     g. Indemnification of Underwriters..............  Not Applicable
     h. Dealers' Compensation........................  Summary of Charges; The Company and its Affiliates
     i. Finders......................................  Not Applicable
     j. Discretionary Accounts.......................  Not Applicable
     k. Passive Market Making........................  Not Applicable

9.   Description of Securities
     a. Capital Stock................................  Not Applicable
     b. Debt Securities..............................  Not Applicable
     c. Warrants and Rights..........................  Not Applicable
     d. Other Securities.............................  Front Cover; The Programs
     e. Market Information...........................  Not Applicable
     f. American Depositary Receipts.................  Not Applicable

10.  Interests of Named Experts and Counsel..........  Legal Matters; Experts

11.  Information With Respect to Registrant
     a Description of Business
       i. General Development of Business............  The Company and its Affiliates
      ii. Financial Statements About Industry
          Segments...................................  Financial Statements
      iii.Narrative Description of Business..........  Available Information
       iv.Financial Information About Foreign
          and Domestic Operations....................  Not Applicable
     b. Description of Property......................  Property
     c. Legal Proceedings............................  Legal Matters
     d. Market Price of and Dividends on the
        Registrant's Common Equity and Related
        Stockholders Matters.........................  Stockholder Matters
     e. Financial Statements.........................  Financial Statements
     f. Selected Financial Data......................  Selected Financial Data
     g. Supplementary Financial Information..........  Not Applicable
     h. Management's Discussion and Analysis.........  Management's Discussion and Analysis and Results of
                                                       Operations
     i. Changes In and Disagreements with
        Accountants..................................  Not Applicable
     j. Directors and Executive Officers.............  Directors and Executive Officers
     k. Executive Compensation.......................  Executive Compensation
     l. Security Ownership of Certain Beneficial
        Owners and Management........................  Security Ownership of Certain Beneficial Owners
     m. Certain Relationships and Related
        Transactions.................................  Certain Relationships and Related Transactions

12.  Disclosure re: Indemnification..................  Not Applicable

                                   PROSPECTUS
One Granite Place
Concord, New Hampshire 03301
Telephone: 1-603-226-5000

HAMPSHIRE FUNDING, INC.

Distributed by: Chubb Securities Corporation
One Granite Place
Concord, New Hampshire 03301
Telephone: 1-603-226-5000


                                                                 May 1, 1997

                         Programs For Coordinating The
                Acquisition of Mutual Fund Shares and Insurance


     Hampshire Funding, Inc. (the "Company") is offering $30 million worth of Programs for sale to the public by means of the Prospectus; a total of approximately $25.5 million remains available for sale under this Prospectus. The total amount of securities offered by this Prospectus will be determined by aggregating initial insurance premiums paid and initial mutual fund investments made by all Participants purchasing after the effective date of this Prospectus.

     The securities offered in this Prospectus are personalized investment programs which coordinate the acquisition of mutual fund shares and insurance over a term of years. Hampshire Funding programs (the "Programs") are offered and administered by the Company.

     Under the Hampshire Funding concept a Participant will pay the premiums on life insurance policies with the proceeds of loans arranged by pledging mutual fund shares previously purchased or purchased by the Participant for cash at the time of enrolling in the Program. It is the objective of the Program to enable the Participant to utilize the appreciation, if any, in the value of the mutual fund shares and any dividends or capital gain distributions thereon to aid in offsetting the principal and accumulated interest on loans which must be paid upon termination of the Program, which is usually the end of the tenth Program Year.Additionally, the Program will automatically terminate and the loans will become immediately due and payable if the value of the mutual fund shares purchased in the Program declines below applicable margin and collateral maintenance requirements.

     The Programs contemplate that out-of-pocket dollars, that would normally be used to pay insurance premiums, will be invested in mutual fund shares without losing the protection of insurance. There is no assurance that the objective will be realized.

     THE PROGRAMS INVOLVE SUBSTANTIAL RISKS WHICH COULD RESULT IN SIGNIFICANT LOSSES TO PARTICIPANTS. ACCORDINGLY, PERSONS CONTEMPLATING ENTERING INTO A PROGRAM ARE URGED TO READ AND CONSIDER THE DISCUSSION OF "RISK FACTORS" ON PAGES 6 TO 7 IN THIS PROSPECTUS.


     There is no trading market for the Programs, the Programs involve substantial costs and there are no voting rights associated with the Programs, (see the discussion of "Programs" on pages 9 to 17 and "Summary of Charges" on pages 7 to 8). There are no broker-dealer concessions paid to any broker-dealer in the distribution of the Programs, (see discussion of Summary of Charges" on page 7 and "Distribution of the Programs" on page 9). The Company may pay service fees to affiliates pursuant to certain service agreements.

     The interest rate on a Program will not be less than 6% per annum, nor exceed three percentage points above the prime, or base rate, as quoted in The Wall Street Journal. Interest rates are subject to change at any time during the Program at the discretion of the Company, and are always subject to maximum permissible interest rates under state law, (see the discussion of "Loan Charges" on page 8).

     This Prospectus does not constitute an offering in any jurisdiction in which such offering, or an offering of shares of any of the mutual funds described herein, or an offering of any insurance policies described herein, may not lawfully be made. Persons should consult this Prospectus and any supplement thereto for additional information (if any) required by state law.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                               TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                     Page
                                                                     ----
Table of Contents..................................................     2
Glossary of Terms..................................................     3
The Company and Its Affiliates.....................................     4
 The Company.......................................................     4
 The Broker-Dealer.................................................     4
 The Insurance Companies...........................................     5
 The Service Company...............................................     5
 The Fund Group....................................................     5
 The Holding Company...............................................     6
Risk Factors.......................................................     6
 Risk of Loss on Early Termination.................................     6
 Risk of Termination for Failure to Maintain Collateral
  and Margin Requirements..........................................     6
 Risk That the Company Will Not Be Able to Obtain Financing........     6
 Risk of Adverse Determination Under State Law.....................     7
Summary of Charges.................................................     7
Revenue............................................................     9
The Programs.......................................................     9
 Distribution of the Programs......................................     9
 How to Become a Program Participant...............................     9
 Minimum Required Initial Collateral...............................    10
 Acquisition of Insurance..........................................    11
 Agency Agreement and Limited Power of Attorney....................    11
 Insurance Premium Loans to Participants...........................    11
     Loans Under the Agency Agreement..............................    11
     Margin and Collateral Requirements............................    12
     A Participant's Personal Deficiency Resulting from the Loans..    14
     Release of Collateral.........................................    14
 Additional Mutual Fund Share Purchases............................    14
 Program Modification..............................................    14
 Termination.......................................................    15
 Rights of Participants............................................    16
 Financing of the Programs by the Company..........................    16
Participant Information............................................    17
 Status Reports....................................................    17
 Hypothetical Illustrations........................................    17
More Information About the Company.................................    17
 Properties........................................................    17
 Related Stockholder Matters.......................................    17
 Certain Relationships and Related Transactions....................    18
 Directors and Executive Officers..................................    18
 Executive Compensation............................................    19
Selected Financial Data............................................    20
Management's Discussion and Analysis of Financial Condition
 and Results of Operations.........................................    20
Legal Matters......................................................    23
Experts............................................................    23
Available Information..............................................    23
Index to Financial Statements......................................   F-1

--------------------------------------------------------------------------------
                               GLOSSARY OF TERMS
--------------------------------------------------------------------------------

In addition to the capitalized terms which are defined elsewhere in the Prospectus, the following words and phrases shall have the indicated meanings:

Account Indebtedness or Indebtedness - The Participant's accumulated debt,
--------------------    ------------
interest, and other charges owed to the Company

Agency Agreement - The Agency Agreement and Limited Power of Attorney between
----------------
the Participant and the Company

Agreements - Loan agreements and Company lender agreements with Colonial and
----------
Chubb Life.

Broker-Dealer or Chubb Securities - Chubb Securities Corporation
-------------    ----------------

Chubb Life - Chubb Life Insurance Company of America
----------

Colonial - Chubb Colonial Life Insurance Company
--------

Commission - The Securities and Exchange Commission
----------

Company or Hampshire - Hampshire Funding, Inc.
-------    ---------

Exchange Act - The Securities Exchange Act of 1934, as amended
------------

Fund Group - Chubb Investment Funds, Inc.
----------

Holding Company - The Chubb Corporation
---------------

Independent Dealers - Independent securities dealers with whom the Company and
-------------------
the Broker-Dealer have agreements and who are authorized insurance agents of one of the Insurance Companies.

Insurance Companies - Affiliated insurance companies of the Company
-------------------

Participant - A person who purchases a Program
-----------

Pledged Shares - Mutual fund shares designated as collateral to an individual
--------------
loan

Programs -  Personalized programs which coordinate the acquisition of mutual
--------
fund shares and insurance through leverage by the Company

Qualified Shares or Qualified Collateral -  Mutual fund shares which are
----------------    --------------------
properly available for use as collateral within a Program, by virtue of having been held at least 31 days by a Participant

Registration Statement - The registration statement the Company has filed with
----------------------
the Commission under the Securities Act with respect to securities covered under this prospectus

Representatives - Registered representatives of the Broker-Dealer or other
---------------
Independent Dealers

Securities Act - The Securities Act of 1933, as amended
--------------

Service Company or CASC - Chubb America Service Corporation
---------------    ----


SunTrust Bank - SunTrust Bank of Atlanta, Georgia
-------------

--------------------------------------------------------------------------------
                         THE COMPANY AND ITS AFFILIATES
--------------------------------------------------------------------------------

THE COMPANY

     The Company is primarily engaged in the issuance of Programs that coordinate the acquisition of mutual fund shares and insurance. The Company owns 100% of the stock of Hampshire Syndications, Inc. which was formed in 1986 to assist in the formation and management of a limited number of limited partnerships. Hampshire Syndications, Inc. acts as a general or co-general partner in various limited partnerships that are not related to the Company or the Programs, and has no role or involvement in the administration or distribution of the Programs.

     The Company was incorporated in the State of New Hampshire on December 8, 1969, as a wholly-owned subsidiary of Chubb Life Insurance Company of America ("Chubb Life"). Its stock was sold to The Chubb Corporation (the "Holding Company") on December 21, 1971. On April 1, 1981, the Company's stock was transferred by contribution to a predecessor corporation of Chubb Life. Chubb Life owns 100% (50,000 shares) of the Company's issued and outstanding common stock.


     On February 24, 1997, the Holding Company announced that it had signed a definitive stock purchase agreement to sell Chubb Life and its subsidiaries to Jefferson-Pilot Corporation, subject to regulatory approvals. It is not known at this time whether the acquisition will have any effect on the regular operations of the Company.

     The Company's principal executive offices are located at One Granite Place, Concord, New Hampshire 03301, and its telephone number is (603) 226-5000.

     All administrative duties of the Company are performed by personnel employed by Chubb America Service Corporation (the "Service Company"). The Company pays the Service Company a fee, determined in accordance with reasonable cost allocation methods, for the performance of such duties.


     One of its affiliates, Chubb Investment Funds, Inc. (the "Fund Group"), is a registered investment company which offers mutual funds that are among those available to Participants in the Programs. As of December 31, 1996, the Fund Group represented 2.02% of the total pledged mutual fund shares in the Programs. Two of its affiliates, Chubb Life and Chubb Colonial Life Insurance Company ("Colonial") are the exclusive underwriters of the life insurance policies coordinated under the Programs. Another affiliate, Chubb Securities Corporation, is the principal underwriter of the Fund Group and of certain life insurance policies.

     The Company faces limited competition in the sale of Programs, as the number of companies offering plans similar to the Programs is quite small. Historically, a large number of companies offered programs combining the purchase of insurance and mutual fund shares; however, in recent years the number of companies has reduced dramatically.

THE BROKER-DEALER

     Chubb Securities Corporation (the "Broker-Dealer" or "Chubb Securities") was incorporated in 1969 and is a member of the National Association of Securities Dealers, Inc. and the Boston Stock Exchange. The Broker-Dealer's common stock (50,000 shares) is wholly owned by Chubb Life. It also is a registered investment adviser under the Investment Advisers Act of 1940, and those of its representatives who are also registered independently as investment advisers perform personal financial planning services.

     The Programs and most mutual fund shares offered in conjunction with the Programs are sold through the Broker-Dealer or other independent securities dealers. The Broker-Dealer has non-exclusive selling agreements with a number of mutual fund distributors and is the principal underwriter and distributor for the Fund Group. The Broker-Dealer does not maintain dealer agreements with certain mutual funds for the following reasons: the mutual fund is a no-load mutual fund that does not have dealer agreements; the mutual fund is a proprietary mutual fund and dealer agreements are not available to the Broker-Dealer; or, the Broker-Dealer has decided not to enter a dealer agreement with the mutual fund based on due diligence factors such as fund management, performance and service issues. The Broker-Dealer does not have agreements with all of the mutual fund distributors whose funds may be used under the Programs. See "Distribution of the Programs."

     The Broker-Dealer also makes available for sale stocks and bonds, limited partnership units, both public and private, unit investment trusts, variable annuities and variable life insurance. These investments are not available as collateral under the Programs.

THE INSURANCE COMPANIES

     The Programs coordinate the acquisition of various forms of life insurance offered exclusively by the affiliated insurance companies, Chubb Life and Colonial, (the "Insurance Companies").


     As of December 31, 1996, Chubb Life's admitted assets were $2,891,271,537 and gross insurance in force was $57,110,701,000. Its stock (600,000 shares) is wholly owned by the Holding Company. During the first three quarters of 1996 Chubb Life provided funds to the Company for financing the Programs pursuant to a Loan Agreement and the Company-Lender Agreement. See "The Programs -Financing of the Programs by the Company."


     Colonial was organized as a New Jersey corporation in 1897. As of December 31, 1996, admitted assets were $518,968,614 and gross insurance in force was $8,526,593,000. Its stock (132,000 shares) is wholly owned by Chubb Life. During the first three quarters of 1996 Colonial provided funds to the Company for financing the Programs, pursuant to a Loan Agreement and a Company-Lender Agreement. See "The Programs - Financing of the Programs by the Company."

     Each Insurance Company's policies may be sold for use with the Programs in those states where it has agents who are also qualified as registered representatives of broker-dealers.

THE SERVICE COMPANY

     The Service Company is a management service company incorporated in New Hampshire on June 19, 1981. Its stock (1,000 shares) is wholly owned by Chubb Life. It employs all personnel who perform services for the Company, the Broker-Dealer, and the Insurance Companies. It performs administrative and clerical duties for the Company.

THE FUND GROUP

     The Fund Group is a registered investment company under the Investment Company Act of 1940. The Fund Group offers a series of seven mutual funds: the Chubb Money Market Fund, the Chubb Tax-Exempt Fund, the Chubb Government Securities Fund, the Chubb Total Return Fund, the Chubb Growth and Income Fund, the Chubb Capital Appreciation Fund and the Chubb Global Income Fund. Shares issued by the Fund Group are available for purchase in conjunction with the Programs.

THE HOLDING COMPANY


     The Chubb Corporation (the "Holding Company") is a holding company, the total assets of which on December 31, 1996 were $19,938,866,000. The Holding Company is not a subsidiary of any other corporation, and its stock is traded on the New York Stock Exchange. Principal subsidiaries of the Holding Company include Chubb Life Insurance Company of America, Federal Insurance Company and Chubb & Son, Inc.

--------------------------------------------------------------------------------
                                  RISK FACTORS
--------------------------------------------------------------------------------

RISK OF LOSS ON EARLY TERMINATION

     Although a Program is voluntary and may be terminated at any time upon facsimile or written request by a Participant, it should not be concluded that it necessarily may be terminated without loss. Termination of the Program in its early stages is more likely to lead to a loss in a Participant's investment if sales charges are incurred in the acquisition of mutual fund shares. Furthermore, in the event of an early termination of a Program, the cash value, if any, of an insurance policy included under the Program would be minimal and might not be available if the Participant is not the owner of the policy. A Participant also would pay a termination fee and liquidation charges for early termination. On the other hand, a termination in the latter stages of the Program will result in increased interest expense and administrative fees which the Participant must pay. See "Summary of Charges."

RISK OF TERMINATION FOR FAILURE TO MAINTAIN COLLATERAL AND MARGIN REQUIREMENTS

     Failure to maintain the appropriate collateral and margin requirements can result in an involuntary termination of a Program without prior notice to the Participant. Certain collateral and margin requirements have been imposed by the Company in order to comply with Federal regulations and to insure sufficient collateral for the Company's loans to Participants. These requirements are more fully described under "The Programs - Insurance Premium Loans to Participants".

     THE COMPANY HAS NO OBLIGATION TO PROVIDE NOTICE TO THE PARTICIPANT THAT THE APPLICABLE MARGIN REQUIREMENT HAS BEEN VIOLATED AND THAT HIS PROGRAM WILL BE TERMINATED. IN ADDITION, THE AMOUNT REALIZED BY THE COMPANY UPON REDEMPTION OF A PARTICIPANT'S SHARES MAY BE SIGNIFICANTLY LESS THAN THE APPLICABLE MARGIN REQUIREMENT.

RISK THAT THE COMPANY WILL NOT BE ABLE TO OBTAIN FINANCING


     The continuance of the Programs is dependent upon the Company's ability to provide, or arrange for, the financing of insurance premiums for Participants. In prior years, Colonial and Chubb Life, provided the funds necessary to the Company's financing of the Programs. During 1996, the Company entered into a Revolving Credit Agreement with a non-affiliate, SunTrust Bank, of Atlanta, Georgia ("SunTrust Bank"). This revolving credit agreement replaced the Company's loan agreements, with its affiliates, Colonial and Chubb Life. A Participant should carefully consider the Company's ability to borrow money and the consequences of its inability to borrow. Moreover, although the Company's present financing arrangement with Suntrust Bank does not include the assignment of a Participant's mutual fund shares to the lender as security, the Agency Agreement does authorize the Company to assign a Participant's mutual fund shares to any lender as collateral security for the Company's indebtedness pursuant to any financing arrangements. If any such assignment takes place and the Company subsequently defaults on an obligation for which the Participant's mutual fund shares have been pledged as security, the mutual fund shares may be redeemed by the lender to whom the obligation is owed. The redemption could occur at a time when the value of the shares had declined. A Participant should carefully consider the extent to which the rights of a lender who might receive such an assignment would have priority over his interests in the pledged mutual fund shares.


     If the Company is unable to borrow funds in the future or continue to borrow funds under its Loan Agreement for the purpose of financing loans to Participants for the payment of insurance premiums, it may not be able to continue the sale of the Programs.

     A lender, affiliated or unaffiliated with the Company, may cease to provide financing if the Company is in default under its loan agreement. In this case, Programs will be terminated on their renewal dates. The Company is under no contractual obligation to continue to make loans on future Program renewal dates; however, it intends to continue making such loans as long as funds are available to it.

RISK OF ADVERSE DETERMINATION UNDER STATE LAW

     Most States have passed "prohibited inducement" statutes. These statutes generally restrict certain kinds of prohibited inducements in the sale of life insurance and/or securities. The Programs are not constructed or in any way intended to be an inducement of the type prohibited by the state statutes. In particular, the terms and conditions of both the life insurance and the mutual fund sales are the same whether purchased in connection with the Programs or separately. The Company, however, cannot predict whether, or the extent to which, a state may later interpret its statute to restrict the Programs. Although the Company offers no opinion on state legal issues, it has no reason to believe that any adverse determination will be made under state law. In 1996, the Programs were eligible for sale to the public in all states except for South Dakota and Vermont.

--------------------------------------------------------------------------------
                               SUMMARY OF CHARGES
--------------------------------------------------------------------------------

     The following table summarizes the charges imposed under the Programs. Certain of the charges will vary in total dollar amount depending on the amount of the loans taken out under the Programs. Other charges are collected only upon the occurence of a particular transaction, as described below.

PROGRAM FEES

PLACEMENT FEE:      One time fee for each insurance policy placed in or added to
                    the Program                                           $25.00

PROGRAM FEE:        One time fee for Programs pledging certain no-load funds
                    with which Broker Dealer does not have a selling agreement
                                                                         $200.00
ADMINISTRATIVE
FEE:                Annual fee for administration and recordkeeping of
                    Participant's Program (Reduced Rate: Currently $360 ten-year period if paid in advance)
                                                                          $50.00
SPECIAL SERVICES
FEE:                For certain special transactions, described below     $25.00

TERMINATION FEE:    Upon termination by Participant or the Company prior to ten-
                    year scheduled termination                           $100.00

LIQUIDATION FEE:    Upon liquidation of each fund, if any, prior to liquidation at end of ten-year term
                                                                          $25.00

LOAN CHARGES

INTEREST RATE:   Interest rates on a Participant's indebtedness are subject to change at any time during the Program at the discretion of the Company and are always subject to maximum permissible interest rates under state law. The Agency Agreement provides that the nominal interest rate on a Program will not be less than 6% per annum, nor exceed three percentage points above the prime, or base rate, as quoted in The Wall Street Journal. Such interest increases may occur without prior notice to the Participants and will become effective immediately. The current interest rate will be applicable to all outstanding indebtedness and apply to all Participants uniformly. The Company reserves the right to impose a rate less than the maximum permissible rate.
                 Any such reduced interest rate will apply to all outstanding
                 Participant loans.

     Other charges, commissions and fees may be imposed by other entities such as a broker-dealer, including Chubb Securities, a mutual fund or Insurance Company. For example, an unaffiliated broke-dealer may charge a fee for transfering mutual fund shares to the Program.

The Placement Fee, Program Fee, Administrative Fee, and Special Charges.
------------------------------------------------------------------------

     The Company charges a one-time placement fee of $25 for each insurance policy issued in connection with the Programs. The placement fee is due at the time when the Company determines that a prospective Participant has qualified for investment in a Program (including the life insurance application). In addition, the Company will charge a fee of $25 for adding a policy to an existing Program.

     The Company also charges a one-time Program fee of $200 for Programs using certain no-load funds with which the Broker-Dealer does not have a selling agreement. This Program fee is due at the time of application for the Programs. An annual administrative fee is also charged by the Company for its services under the Agency Agreement to cover the reasonable cost of administering the Programs. The annual administrative fee is $50 and may be paid in a lump sum for the entire ten year period at a reduced rate, currently $360. Unless the Participant pays the annual administrative fee in cash, the Company, at its discretion, may pay the fee from proceeds realized from the redemption of mutual fund shares or by adding the fee to the Participant's indebtedness.

     Charges will also be made for certain special services. The current charges are $25 for each of the following services on a per fund and per policy basis:
(i) return check charge (protested check); (ii) transfer of registration of shares; (iii) reduction of loan balance; (iv) conversion from one premium mode to another; (v) transfer of shares from one fund to another; (vi) policy conversion; (vii) policy change; (viii) redemption of shares; and (ix) other exceptional transactions requested by the Participant. These charges are payable by a Participant in cash or from proceeds realized from the redemption of mutual fund shares. The Company reserves the right to adjust these charges at any time and from time to time.

The Termination and Liquidation Fees.
-------------------------------------

     The Company will charge a termination fee of $100 when a Program is terminated by either the Participant or the Company, except for termination at the end of ten years. A Participant also will be charged a $25 liquidation charge per fund whenever a fund is liquidated, regardless of whether the Program is being terminated, except at termination at the end of ten years. These fees are based upon the Company's administrative costs for processing terminations and liquidations.

--------------------------------------------------------------------------------
                                    REVENUE
--------------------------------------------------------------------------------

     The Company's proceeds from the sale of the Programs is in the form of fees, charges and interest income. These proceeds are used to pay administrative and operational expenses, and to obtain financing. See "Summary of Charges" for more information on fees, charges and interest.

--------------------------------------------------------------------------------
                                  THE PROGRAMS
--------------------------------------------------------------------------------

DISTRIBUTION OF THE PROGRAMS

     The securities offered by this Prospectus are personalized investment programs which coordinate the acquisition of mutual fund shares and insurance over a period of ten years, commencing with the due date of the initial premium advanced under the Program.

     The Programs are neither distributed through underwriters nor traded in securities markets. Unlike other securities, Participants may not sell or trade their Programs, rather the Programs must be held for the ten year period unless earlier terminated. As personalized investment programs, they are sold only through registered representatives (the "Representatives") of Chubb Securities or other independent securities dealers ("Independent Dealers") with whom the Company, Chubb Securities and one of the Insurance Companies have agreements.

     Under the terms of the agreements under which the Independant Dealers may distribute the Programs, the Independant Dealers agree to comply with applicable laws, and to solicit the distribution of the Programs, and remain responsible for the determination of whether a Program is suitable for a prospective Participant.

     The Representatives are jointly licensed to sell both mutual funds and insurance. As registered representatives of Chubb Securities, they are authorized to sell mutual fund shares pledged in the Programs, as well as the Programs themselves. As licensed agents of one or more of the Insurance Companies, they are authorized to sell various forms of life insurance. In every case, the Representative will have some form of agency relationship with Chubb Securities and/or one of the Insurance Companies. There are no additional benefits or compensation to the Representatives by selling mutual funds or life insurance products of affiliated companies in connection with the Programs.

     The Representatives sell the Programs on a best-efforts basis. No underwriting compensation is paid to Chubb Securities or any other party in connection with the sale of the Programs. Chubb Securities or the Independant Dealer typically receives a commission on the sale of mutual fund shares in connection with a Program. A portion of any commission received by Chubb Securities is paid to the Representative. In his capacity as a licensed insurance agent, the Representative also receives commissions from one of the Insurance Companies on insurance sold as part of any Program.

HOW TO BECOME A PROGRAM PARTICIPANT

     To become a Program Participant, the prospective Participant must contact a Representative authorized to distribute the Programs. The Program may begin once the Participant enters into the Limited Power of Attorney and Agency Agreement with the Company and signs the Federal Reserve Form G-3 (concerning extensions of credit and the use of margin stock).

     Participants should obtain independent advice from their Representative in regard to insurance and mutual fund acquisitions.

     Prior to the sale of a Program, the Representative will make an independent assessment as to whether the entire transaction, including the loan arrangement, is suitable for the prospective Participant; this in no way relieves the prospective Participant from the responsibility of making his own considered determination as to whether a particular Program is suitable for him.

MINIMUM REQUIRED INITIAL COLLATERAL

     If a Participant decides to begin a Program, an investment in the mutual fund selected by him is made in an amount at least equal to the minimum required initial collateral. Any mutual fund shares which are to be used as collateral for premium loans must be owned by a prospective Participant for at least 31 days. If a prospective Participant already owns sufficient qualified shares of a mutual fund which permits reinvestment of dividends and capital gains distributions, these shares may be utilized to initiate and maintain a Program. The initial collateral must be at least 250% of the insurance premium for most Programs, regardless of the mode of premium payment selected. Programs using no-load funds with which Chubb Securities does not have a selling agreement or that are not sold through an approved investment management program require initial collateral of at least 1800% of the initial insurance premium, which premium must be paid annually. Prospective Participants are cautioned, however, that the minimum investment required by certain mutual funds for the purchase of their shares may exceed the minimum collateral required by the Company to initiate a Program ($1,200 for most Programs).

     The only mutual funds available for sale by Chubb Securities in connection with the Programs are those which agree to use the Company's administrative and confirmation requirements. Moreover, Chubb Securities does not sell all mutual funds currently available. The services of another broker-dealer may be required if the Participant wants to purchase mutual fund shares that Chubb Securities does not sell. Previously purchased mutual fund shares may be used if the fund agrees to use the Company's administrative and confirmation requirements. Moreover, the Participant need not use the services offered by Chubb Securities in purchasing mutual funds to be pledged with the Company at the start of the Program. However, a Participant may be charged a fee by another broker-dealer for transfering mutual fund shares to the Program.

     Mutual funds available for sale by Chubb Securities in connection with the Programs must provide for the automatic reinvestment of dividends and capital gains distributions in mutual fund shares. Ordinary income dividends generally are reinvested either at net asset value or at the public offering price, which usually includes the sales charge. Capital gains distributions generally are reinvested at net asset value. If a service charge is applicable, it is made irrespective of the Program.

     Orders for mutual funds will be accepted only from those persons who desire to make their mutual fund investment irrespective of the Insurance Companies' insurability requirements. Accordingly, the purchase of the initial order of mutual funds shares will be required even though the person may not be a Participant in the Program because he is uninsurable. Individuals proposed for insurance who have had medical problems, who have been denied insurance in the past, or who are in higher risk groups, may bear a much greater risk for the affiliated Insurance Companies and may not be issued an insurance policy or may have to pay additional premiums. Prospective Participants should discuss these insurance questions with the insurance agent/ registered representive.

ACQUISITION OF INSURANCE

     A Program allows a Participant to purchase insurance by financing the premiums through a loan secured by his mutual fund shares. Insurance available for purchase in connection with a Program may vary from state to state, depending on whether Chubb Life or Colonial is licensed to sell insurance in a particular jurisdiction, and whether a jurisdiction in which one of the Insurance Companies is licensed has approved a particular insurance product.

     Whole life, variable universal life, single premium whole life, level term, renewable or convertible term, and decreasing term insurance are available for purchase in connection with a Program on a nonparticipating basis.

AGENCY AGREEMENT AND LIMITED POWER OF ATTORNEY

     An Agency Agreement and Limited Power of Attorney (the "Agency Agreement") is executed by a Participant contemporaneously with the signing of the application for insurance or the purchase or delivery of mutual fund shares to be used in the Program. It is also signed by the Company and is thereafter effective until terminated by the Participant or the Company. Upon giving notice in writing or via facsimile, a Participant may terminate the Agency Agreement at any time, which automatically results in termination of a Program, but the Company may do so only for reasons discussed under "The Programs-Termination."

     Under the Agency Agreement, the Company, as attorney-in-fact of the Participant, has the power to:

  (a) arrange loans to Participants to pay insurance premiums and administrative fees, if not paid in cash, as they become due or excess premiums as agreed to by the Company;

  (b) receive pledge as collateral of all mutual fund shares acquired in the Program, furnished by a Participant or available for pledge, having an aggregate redemption value of up to the applicable margin requirement of 250% or 1800% of a Participant's Account Indebtedness as security therefor; and

  (c) pledge the Participant's mutual fund shares securing his Account Indebtedness if necessary for the purpose of obtaining funds to finance the Programs.

     After execution of the Agency Agreement, no further notice is given to a Participant prior to the loans made by the Company to a Participant to pay insurance premiums. All mutual fund shares purchased in the Program will be registered in the name of the Company, as custodian for the Participant, to be held by the mutual fund companies, subject to instructions of the Company pursuant to the Agency Agreement. Certificates for mutual fund shares acquired by the Participants will be issued upon direction of the Company only in those instances where it is necessary to meet the legal collateral requirements of a state or governmental agency.

INSURANCE PREMIUM LOANS TO PARTICIPANTS

     LOANS UNDER THE AGENCY AGREEMENT

     Upon issuance of a policy by an Insurance Company and contingent upon acceptance of the policy by the Participant, the Company makes a loan to the Participant under the Agency Agreement in an amount equal to the selected premium mode. Mutual fund shares are then pledged to secure that loan ("Pledged Shares").

     As each premium becomes due, a new loan equal to the next premium and administrative fee, if not paid in cash, is made and added to the Participant's Account Indebtedness. It is intended that such loans will recur each premium due date until the expiration of ten years after the due date of the initial premium advanced under the

Program, unless the Program is sooner terminated. Thus, interest, as well as principal, is borrowed, and all mutual funds purchased or otherwise accumulated in the Program having redemption value of up to 250% of the Participant's Account Indebtedness, or 1800% for the initial premium loan of Programs using certain no-load funds, are pledged as collateral for such loans. Shares representing any excess in redemption value over the applicable margin requirement of 250% or 1800% of the Participant's Account Indebtedness are not required to be pledged as collateral.

     Pursuant to the Agency Agreement, the Company may renew a Participant's Program at the due date for the insurance premium, in accordance with the same basic Program terms and conditions (including but not limited to the "Margin and Collateral Requirements" discussed below) for a period of time ending as of the due date of the next insurance premium. For example, if the insurance premium payment mode is annual, the renewal of the Program will be for a period of one year. Until the Programs are terminated, it is intended that such loans will recur over the life of the Program.

     Assuming that the minimum collateral requirements described hereinafter are met, the Company will recompute a Participant's Account Indebtedness in advance of the premium due date so that the loan can be renewed on the premium due date of the insurance policy during each year of a Program. The new Account Indebtedness is determined by adding the amount of the Participant's existing Account Indebtedness to the amount of the next premium due, new fees, plus interest. See "Summary of Charges."

     Since May 29, 1970, the date the Company first offered Programs for sale, the nominal interest rate charged by the Company pursuant to the Agency Agreement has ranged from a low of 6% to a high of 13%. An increase in the interest rate on the loans will serve to increase the cost of the Program and diminish its value to a Participant upon termination.

     MARGIN AND COLLATERAL REQUIREMENTS

     Any mutual fund shares used to secure premium loans must have been owned by the Participant for a minimum period of 31 days before credit secured by such mutual fund shares is extended to the Participant. The holding period applies to all purchases of mutual fund shares, whether for initial purchases, renewals, or meeting margin requirements.

     The maximum credit allowed by Regulation G (adopted by the Federal Reserve Board and applicable to loans made under the Programs) against pledged mutual fund shares is 50% of the value of the shares. The Company's present policy is to make an initial loan not to exceed 40% of the value of the mutual fund shares pledged as security. If the Federal Reserve Board should increase margin requirements beyond the Company's requirement, a Participant would be required to acquire and pledge more securities to finance the premiums due and to maintain the ratio required to prevent involuntary termination of the plan. It is possible that such increased margin requirements might require the Company to discontinue the sale of its Programs and terminate Programs then outstanding. It is also possible that periods may exist when the Federal Reserve Board margin regulations will preclude the financing of additional premiums.

     As a matter of policy, independent of Federal regulations, the Company presently requires Participants to provide qualified collateral with values exceeding the amount of their indebtedness by specific margins in three different situations: at initiation, at renewal, and between renewal dates.

     (i) Initiation Requirement - Each initial loan by the Company to pay insurance premiums for all Programs except those using certain no-load funds must be secured by qualified mutual fund shares which have a value of at least 250% of the premium to be financed. Accordingly, a Participant must pledge qualified shares having a value of at least $1,200 to initiate an annual Program which has a life insurance policy with the minimum annual premium of $480, (except for any new Program that is the result of a rollover from a previously existing program, in which case the existing annual insurance premium may be lower than the $480 annual minimum). Programs using no-load funds with which Chubb Securities does not have a selling agreement require an 1800% initiation requirement and qualified shares having a value of at least $90,000 for a minimum annual premium of $5,000.

     (ii) Maintenance Margin Requirement - The Company requires Participants to maintain qualified collateral with a value of at least 130% of Account Indebtedness at all times. Failure to maintain the 130% requirement will result in termination of a Program. The Company generally will notify a Participant of a decline in value in his mutual fund shares, although it is not required and undertakes no obligation to do so. If the value of Pledged Shares with the Company declines below 130% of a Participant's Account Indebtedness, the account indebtedness will automatically become due and payable, and the Company will terminate the program and sell or redeem the pledged shares to satisfy the debt, all without notice to the Participant. The Company will act promptly but accepts no responsibility for any loss incurred by a Participant due to a reduction in the value of mutual fund shares arising from delays in redemption which are beyond the control of the Company. Any Pledged Shares not required to be redeemed to satisfy the Account Indebtedness will be released from pledge and re-registered to the Participant.

     The Company intends to enforce its rights whenever the 130% requirement is breached. If the Company is holding shares available for pledge, it will pledge such shares with itself in order to maintain a Participant's 130% margin requirement. No mutual fund shares pledged by the Company to secure payment of one Participant's Account Indebtedness may be redeemed in order to satisfy the payment of another Participant's Account Indebtedness.

     (iii) Account Indebtedness at Renewal - At the time of renewal, a Participant must have qualified shares pledged to the Company equal to at least 150% of the Participant's Account Indebtedness. The 150% renewal requirement may be met in one of four ways: (a) a Participant's qualified Pledged Shares in the Program may have a value in excess of 150% of the Account Indebtedness; (b) if the Company is holding additional qualified shares available for pledge as custodian for the Participant under the Agency Agreement, then the Company may automatically pledge sufficient additional shares to cover the 150% requirement;
(c) if the Company is not holding enough qualified Pledged Shares, then the Participant may make the necessary shares available for pledge by purchasing additional shares at least 31 days prior to the renewal date; or (d) a Participant may make a cash payment to reduce the Account Indebtedness to no more than 66.66% of the value of the shares pledged in the Program. If the 150% margin requirement is not met in one of these four ways, prior to the renewal of a loan, the Company will terminate the Program. The Company may notify a Participant 31 days prior to a renewal date if it appears that the 150% requirement may not be met, but the Company is under no obligation to provide such notice.


     (iv) Renewal Loan Margin Requirement - The Company requires at renewal that a new premium loan be secured by qualified shares which must have a value of at least 250% of the new premium loan. Any previously pledged and qualified mutual fund shares held by the Company as custodian for the Participant may only be used towards renewal loans if those shares are in excess of 250% of the Participant's total Account Indebtedness. If qualified shares are not available to be pledged by the Company as custodian for the Participant, then the Participant must provide additional qualified shares with a value of at least 250% of the new premium loan before the life insurance policy can be renewed within the Program.

     A PARTICIPANT'S PERSONAL DEFICIENCY RESULTING FROM THE LOANS

     The Loans which the Company makes to Participants to finance insurance premiums are made without recourse. Consequently, a Participant will not be responsible for payment of a deficiency in the event the value of the pledged shares is not sufficient to pay his entire Account Indebtedness. A Participant should not infer from this that a Program will not result in a loss to him. The appreciation of value of mutual fund shares and the costs and expenses of the Program (including interest and fees) all will have a bearing on whether the Participant incurs a loss in a Program.

     RELEASE OF COLLATERAL

     If at any time the redemption value of all the shares held in the Participant's account exceeds 250% of the Participant's total Account Indebtedness for all Programs except those using certain no-load funds, the Participant may, upon written request to the Company, have such excess released to him either in shares or in cash. Shares are valued at their net asset value for redemption purposes.

ADDITIONAL MUTUAL FUND SHARE PURCHASES

     A Participant is under no obligation to make additional purchases of mutual fund shares once a Program is initiated, except to the extent necessary to meet the margin and collateral requirements described above. Failure to make additional purchases generally may result in termination of a Participant's Program since the amount of collateral required to secure a Participant's Account Indebtedness will increase correspondingly with the amount of each borrowing. Similarly, failure to purchase additional mutual fund shares in order to prevent a decline in the aggregate redemption value of the pledged shares below 130% of a Participant's Account Indebtedness will result in a sale of existing collateral and termination of the Participant's Program. Accordingly, many Participants must make investments, some as often as monthly, in shares which are transferred into the name of the Company as custodian for the Participant and held until they become qualified shares. These qualified shares then will be pledged by the Company to itself if the value of the shares previously pledged with the Company declines below the margin and collateral requirements.

PROGRAM MODIFICATION

     Subject to the minimum premium requirement of $480 annually for all Programs except those using certain no-load funds for which the minimum premium requirement is $5,000 and an annual premium, the amount of insurance and the premium(s) to be financed may be reduced. If increased insurance protection is desired, a Participant may add either a new or existing policy, but only within six weeks of the annual anniversary date of his Program. The cost of acquisition (including the placement fee) must be paid by a Participant upon the issuance of a new policy. Provided the appropriate authorization form is on file with the Company, a Participant or, if authorized, the Participant's registered representative, may direct the redemption or exchange of mutual fund shares by telephone to the Company. The Company will employ procedures that it believes are reasonable in order to confirm that instructions communicated to it by telephone are genuine. These procedures include (i) any Participant or registered representative providing instructions by telephone to redeem or exchange shares must be on a recorded telephone line, (ii) all such Participants or registered representatives must supply the Company with personal identification information at the time of redemption or exchange for verification purposes, and (iii) all transactions relying on telephone instructions will be verified by a written confirmation statement sent by the mutual fund to the Participant. If these "reasonable procedures" or other procedures that may be developed are not employed in order to confirm that instructions communicated by telephone to the Company are genuine, the Company may be liable for any losses due to unauthorized or fraudulent instructions.

     The Company will not be liable to the Participant or any third party if the Participant is unable to reach the Company by telephone. The Participant may be unable to implement a telephone transaction during periods of drastic economic or market change.

     This telephone transaction privilege may be terminated or modified upon 60 days written notice to the Participants.

     A Participant may likewise re-direct his periodic investment from one mutual fund to another fund available in the Programs. The Company assesses an additional charge to redeem shares of one mutual fund so that a Participant may purchase another mutual fund's shares. See "Summary of Charges." Presently there is no limit on the number of times a Participant may modify his Program; however, the Company reserves the right at any time to limit the number of times a Participant may modify his Program.

TERMINATION

     Programs are entirely voluntary and may be terminated at any time by a Participant, upon written notice mailed or transmitted via facsimile to the Company. A Program will be terminated by the Company upon the occurrence of any of the following: (i) the death of the Participant; (ii) the death of all insureds covered by a policy issued as part of a Program; (iii) failure to meet minimum collateral requirements due to a decline in the value of the mutual fund shares securing premium loans; (iv) failure to meet minimum investment requirements due to a decrease in insurance premiums advanced under a Program unless waived by the Company to the extent permitted by law; (v) failure to provide sufficient collateral to secure loans for premiums due under the Program; (vi) inability of the Company to provide or arrange for financing of premiums; (vii) failure of the Participant's bank to honor checks made payable to the Company from the Participant's account. A Participant should clearly understand that in the event of any of the above circumstances a Program may be terminated by the Company without prior notice to the Participant. Programs must be terminated not later than ten years from the due date of the initial premium financed (unless extended at the option of the Company).

     If a Participant terminates his Program, he must pay his Account Indebtedness in full, plus interest to the date of payment. The Company also charges a $100 termination fee and liquidation charges unless the termination is at the end of the tenth year of the Program. If the Company terminates a Program with prior notice to a Participant, the Participant must pay his Account Indebtedness within seven business days after a notice of termination. In either case, if a Participant's Account Indebtedness is not paid, the Company has the right to redeem as many of the Participant's qualified shares as necessary to pay his debt.

     To pay his Account Indebtedness, a Participant may: (i) redeem his mutual fund shares and surrender his life insurance policy for its cash value; (ii) redeem such shares and, if he has the right, borrow on the cash surrender value of the life insurance policy, keeping the policy in force; (iii) redeem his mutual fund shares only and independently continue the insurance; (iv) retain his mutual fund shares and, if he has the right, surrender the insurance policy for its cash value, if any; or, (v) retire the debt from funds unrelated to the mutual fund shares or the insurance policy. The cash value of the insurance policy alone will not provide adequate funds to liquidate all of the accumulated indebtedness.

     The continuance of the Program is dependent upon the Company's ability to provide, or to arrange for, the financing of insurance premiums for Participants. A Participant's Program may be involuntarily terminated if such financing cannot be obtained by the Company. See "The Programs - Financing of the Programs by the Company."

     A Participant must maintain certain margin and collateral requirements in order to avoid termination of his Program. See "The Programs - Insurance Premium Loans to Participants."

RIGHTS OF PARTICIPANTS

     Program Rights. Participants in the Programs have certain rights in connection with the Programs themselves (as distinct from the mutual funds shares and insurance acquired in the Programs). These rights include the right to receive status reports, the right to modify a Program, and the right to terminate a Program entirely. See generally "The Programs-Status Reports; Program Modification; Termination." However, Participants are not stockholders in the Company or any of its affiliates and have no voting rights or other interests therein; except that Participants who purchase shares of the Fund Group will have the rights and interests of a shareholder with respect to the Fund Group.

     Voting of Mutual Fund Shares. The mutual fund(s) selected by a Participant will advise him of any meeting where his shares may be voted and furnish him with a proxy statement and appropriate voting forms. It is the responsibility of the Participant to complete and return the proxy statement in order to vote his mutual fund shares. The Company will vote the Participant's pledged shares or shares available for pledge only if the Participant gives the Company specific written instructions accompanied by a signed proxy. If such instructions and the signed proxy are not received, the Company will take no action with respect to voting the Participant's shares.

FINANCING OF THE PROGRAMS BY THE COMPANY


     The Company's funds for financing the Programs are currently obtained through a Revolving Credit Agreement with SunTrust Bank. The Revolving Credit Agreement was entered into on October 23, 1996 and provides for revolving credit arrangements under which SunTrust Bank will make advances to the Company of up to $60,000,000. The Revolving Credit Agreement expires on October 22, 2001. The Revolving Credit Agreement with SunTrust Bank replaced the Company's loan agreements with its affiliates, Chubb Life and Colonial, which provided for advances not to exceed $20,000,000 and $29,000,000, respectively. The Company borrowed amounts under the new Revolving Credit Agreement with SunTrust and paid Chubb Life and Colonial the outstanding principal and interest. The Company has no loans outstanding to affiliates.


     All indebtedness and obligations of the Company, under the Revolving Credit Agreement with SunTrust Bank, are guaranteed by Chubb Life. The loans are made at short-term lending rates. The Agreement contains affirmative and negative covenants which the Company must satisfy in order to prevent the event of default. The failure to satisfy such covenants may cause the Revolving Credit Agreement to be terminated and all outstanding principal and interest will be due and payable to the bank.


     If the Company is unable to borrow funds in the future or to continue to borrow funds under the Revolving Credit Agreement for the purpose of financing loans to Participants for the payment of insurance premiums, it may not be able to continue the sale of the Programs. In addition, its ability to renew existing loans may be impaired to the point of terminating, without notice to Participants, all Programs at their loan renewal dates. The Company is under no contractual obligation to continue to make loans on future Program renewal dates; however, it intends to continue making such loans as long as funds are available to it.

     The Company may in the future borrow funds from affiliated or non-affiliated companies. There is no assurance that the Company may obtain financing upon terms, conditions and rates as favorable as those from SunTrust Bank or as previously provided by the Company's affiliates. All future material affiliated transactions and loans, and any forgiveness of loans, will be approved by a majority, if any, of the independent outside members of the Company's board of directors not having any interest in the transactions.

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                            PARTICIPANT INFORMATION
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STATUS REPORTS

     The Company, upon request, will furnish to each Participant annually a statement of his Program account indicating the amount of his Account Indebtedness and a current prospectus of the Company with respect to its Programs. Annual and interim reports and current prospectuses of the mutual fund(s) selected generally will be forwarded to Participants directly by the particular funds. Current prospectuses and annual and interim reports of any variable universal life insurance policy will be forwarded to Participants directly by the issuing Insurance Company. Participants will receive confirmations when mutual fund investments are made. The Company will, at any time upon request, furnish a Participant with a statement of the total redemption value of his mutual fund shares compared with his Account Indebtedness. Annual reports of the Company containing financial statements reported upon by independent auditors will also be furnished to a Participant at any time upon request.

HYPOTHETICAL ILLUSTRATIONS

     One feature of the Programs is the possibility of using the appreciated value of purchased mutual fund shares (as well as dividends or capital gains distributions thereon) to help defray the amount of Account Indebtedness. This depends on the actual performance of mutual fund shares purchased, and any given fund may decline rather than appreciate in value. Hypothetical illustrations are available from registered Representatives, and potential Participants are strongly advised to obtain these illustrations. At the request of a Participant, a Program will be reviewed by his Representative at any time upon submission of appropriate current data, in order to permit a Participant to determine its continued suitability. Any suggested changes will be detailed in a written review, prepared by the Representative, which the Participant is free to adopt or reject. Depending on the changes adopted, the costs and expenses of a revised Program may be more or less than those previously applicable.

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                       MORE INFORMATION ABOUT THE COMPANY
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PROPERTIES

     The Company does not own or lease any real property. The Company occupies a portion of the home office of Chubb Life located at One Granite Place, Concord, New Hampshire. The use by the Company of such facilities and the equipment and furnishings owned by the Service Company, Chubb Life, or any of the other Insurance Companies is subject to a pro-rata allocation of expenses.

RELATED STOCKHOLDER MATTERS

     Security Ownership of Certain Beneficial Owners and Management

     The Company's stock is not publicly traded. The table below sets forth ownership of the Company's issued and outstanding common stock as of March 31, 1997.

Title of      Name and Address      Amount and Nature of       Percent of
Class         of Beneficial Owner   Beneficial Ownership       Class
--------      -------------------   --------------------       ----------

 Common       Chubb Life Insurance  50,000 shares of record    100
              Company of America
              One Granite Place
              Concord, New Hampshire

     The Company has not authorized or paid any dividends since inception. There are no restrictions presently known on the Company's ability to pay dividends except for general New Hampshire corporate laws relating to earnings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The Company, Chubb Life, Colonial and Chubb Securities have a joint agreement with the Service Company (the "Service Agreement") whereby the Service Company provides services, office facilities and joint operations to each party. In addition, the Company utilizes furniture, equipment and fixtures owned by one or more of the Insurance Companies. Pursuant to the Service Agreement, the Company pays the Service Company a fee, determined in accordance with mutually agreed upon cost allocation methods, which the parties believe reflect a proportional allocation of common costs and are commensurate with the performance of the applicable duties of the employees. The Service Company allocated 0.98% of its costs to the Company in 1996. The coordination of common employee services and office facilities pursuant to the Service Agreement is intended to result in greater efficiencies and economies of operation.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following sets forth information relating to Directors and Executive Officers of the Company as of December 31, 1996.


      Name/(1)/        Age       Position/(2)/
      ---------        ---       -------------
Ronald J. Angarella     37       Director, Chairman and President
Ernest J. Tsouros       63       Director
Frederick H. Condon     61       Director
John A. Weston          37       Treasurer,Principal Financial and
                                    Accounting Officer
Charles C. Cornelio     37       Vice President, General Counsel
                                    and Secretary
Carol R. Hardiman       43       Vice President, Administration
Shari J. Lease          42       Assistant Secretary
David K. Booth          34       Vice President, Marketing


/(1)/ There are no family relationships existing between or among any of the above-listed Directors or Executive Officers.

/(2)/ The term of office of each of the foregoing Directors and Executive Officers extends until the annual meetings of the shareholders and Board of Directors or until removed by the Board of Directors.

       Ronald R. Angarella was elected Chairman and President of the Broker Dealer in October 1995. Mr. Angarella was elected Senior Vice President of Chubb Life and Vice Chairman of the Broker-Dealer in November

1994. Mr. Angarella served as Vice President, Staff Management of Chubb Life from September 1992 to November 1994, and Assistant Vice President, Staff Management of Chubb Life from February 1992 to September 1992. From March 1990 to February 1992 he served as Assistant Vice President, Marketing of the Broker-Dealer.


     Ernest J. Tsouros was elected Director of the Company and the Broker-Dealer in May 1969. His principal occupation since 1982 has been as Vice President of Chubb Life. He also serves as Vice President of Colonial and the Service Company.


     Frederick H. Condon was elected Director of the Company and the Broker-Dealer in February 1984. His principal occupation since 1985 has been as Senior Vice President, General Counsel and Secretary of Chubb Life. He serves as Senior Vice President, General Counsel and Secretary of Colonial, Chubb Sovereign, and the Service Company and as Vice President and Director of Hampshire Syndications, Inc.


     John A. Weston was elected Treasurer of the Company and the Broker-Dealer in August 1988. His principal occupation since April of 1995 has been as Assistant Vice President of Chubb Life. He was elected Treasurer of Chubb Investment Funds, Inc. and Chubb America Fund, Inc. in April 1992, Treasurer of Chubb Investment Advisory Corporation in May 1992, and Hampshire Syndications, Inc. in July 1991. From July 1989 to April 1995 Mr. Weston was Mutual Fund Accounting Officer for Chubb Life.


     Charles C. Cornelio was elected Vice President, General Counsel and Secretary of the Company, the Broker-Dealer, and Hampshire Syndications, Inc. in May 1993. His principal occupation since December, 1996 has been as Executive Vice President and Chief Administrative Officer of Chubb Life. From December, 1994 to September, 1996 he served as Senior Vice President and Chief Administrative Officer of Chubb Life. From March 1992 to December 1994 he served as Vice President, Counsel and Assistant Secretary for the Chubb Life.
He also serves as Executive Vice President and Chief Administrative Officer of Colonial and the Service Company and as Vice President, General Counsel to Chubb Investment Funds, Inc. and Chubb America Fund, Inc. From September 1988 to October 1989 Mr. Cornelio was Assistant Counsel of Chubb Life, and from October 1989 to June 1991 he was Associate Counsel of Chubb Life. He also serves as a Director of Hampshire Syndications, Inc.

     Carol R. Hardiman was elected Vice President, Administration of the Company and the Broker-Dealer in June 1989. From October 1987 to May 1989, she was Assistant Vice President of the Company and the Broker-Dealer.

     Shari J. Lease was elected Assistant Secretary of the Company and the Broker-Dealer in December 1994. Her principal occupation since April 1995 has been as Assistant Vice President and Counsel of Chubb Life. Ms. Lease was elected Secretary of Chubb Investment Funds, Inc. and Chubb America Fund, Inc., in April 1992, and Assistant Secretary of Hampshire Syndications, Inc. in May 1994. She served as Associate Counsel of Chubb Life from April 1994 to April 1995, Assistant Counsel of Chubb Life from October 1990 to April 1994 and Assistant Secretary of Chubb Investment Funds, Inc. and Chubb America Fund, Inc. from July 1991 to April 1992.

     David K. Booth was elected Vice President, Marketing of the Company and the Broker-Dealer in March, 1997. From September 1995 to March 1997, he was Assistant Vice President of the Company and the Broker-Dealer; from September 1993 to September 1995 he was Marketing Officer of the Broker-Dealer; and from September 1991 to September 1993 he was Marketing Manager, Direct Investments for and the Broker-Dealer.



EXECUTIVE COMPENSATION


     Executive Officers of the Company also serve one or more of the affiliated companies of the Company. Allocations have been made to each individual's time devoted to his/her duties as officer of the Company. There were no executive officers of the Company whose allocated compensation exceeded $100,000 during 1996.


     No compensation paid to Ronald R. Angarella, Chairman and President of the Company for 1996 was allocated to his services to the Company.

     Directors of the Company receive no compensation in addition to their allocated portion of compensation as employees of the Company.

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                            SELECTED FINANCIAL DATA
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Selected Statement of Operations Data:


                                   1996         1995         1994         1993         1992
                                   ----         ----         ----         ----         ----
Year Ended December 31
Total Revenue.................  $ 4,957,607  $ 4,435,676  $ 3,590,273  $ 3,004,114  $ 2,699,890
Net Income....................  $   314,298  $   232,354  $   458,294  $   514,505  $   330,545
Dividends Per Common Share....            -            -            -            -            -
Selected Balance Sheet Data:
December 31,
Total Assets..................  $54,763,977  $47,376,608  $42,241,816  $33,773,719  $27,905,714
Loans Payable.................  $50,851,618  $43,899,673  $38,889,535  $30,924,833  $25,382,406


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          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
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LIQUIDITY AND CAPITAL RESOURCES


     Collateral loans receivable from Participants were $52,979,267 (including accrued interest of $1,365,191) at December 31, 1996. Annual amounts due to the Company were as follows:


                              1997    1998    1999    2000    2001   2002-2006
                              ----    ----    ----    ----    ----   ---------
Collateral loans receivable   $3.4    $2.9    $4.1    $6.6    $9.2     $26.8
(in millions)


OPERATIONS


          The Company's funds for financing the Programs are currently obtained through a Revolving Credit Agreement with a non-affiliated bank, SunTrust Bank of Atlanta, Georgia ("SunTrust"). The Company entered into this Revolving Credit Agreement on October 23, 1996 which provides for advances up to $60,000,000 and expires on October 22, 2001. The Revolving Credit Agreement contains restrictions on equity and indebtedness with other non-affiliates; such indebtedness is not to exceed $200,000 without the approval of SunTrust Bank. All indebtedness and obligations of the Company under the Revolving Credit Agreement, are guaranteed by Chubb Life. The Revolving Credit Agreement with SunTrust replaced the Company's loan agreements with its affiliates, Chubb Life and Colonial, which provided for advances not to exceed $20,000,000 and $29,000,000, respectively. As all advances under affiliated loan agreements became due during October and November of 1996, the Company borrowed amounts under the new Revolving Credit Agreement with SunTrust and paid Chubb Life and Colonial the outstanding principal and interest. At December 31, 1996, the Company had no loans outstanding to affiliates. The interest rate on advances made under the SunTrust Revolving Credit Agreement is variable and based on short-term interest rates.

The continuance of the Program is dependent upon the Company's ability to provide, or arrange for the financing of insurance premiums for Participants. Prior to its Revolving Credit Agreement with SunTrust, such financing was available from its affiliates, Colonial and Chubb Life. The Company expects that it will be able to obtain this financing for the foreseeable future from non-affiliates or affiliates.

If the Company is unable to borrow funds in the future or continue to borrow funds under its credit agreement for the purpose of financing loans to Participants for the payment of insurance premiums, it may not be able to continue the sale of the Programs.


Although the Company's present financing arrangement with its lender does not include the assignment of a Participant's mutual fund shares to the lender as security, the Company is authorized to assign a Participant's mutual fund shares to a lender as collateral security for the Company's indebtedness pursuant to any financing arrangements. If any such assignment takes place and the Company subsequently defaults on an obligation for which the Participant's mutual fund shares have been pledged as security, the mutual fund shares may be redeemed by the lender to whom the obligation is owed. A lender may cease to provide financing if the Company is in default under its credit agreement. In this case, Programs will be terminated on their renewal dates.


At December 31, 1996 the Company had borrowed $50,500,000 under its Credit Agreement with SunTrust. At December 31, 1995 the Company had borrowed $44,200,000 ($26,000,000 under its loan agreement with Colonial and $18,200,000 under its loan agreement with Chubb Life). The increase in amounts borrowed by the Company year to year was used to fund additional premium loans.


In addition to loans payable, the Company has other short-term amounts due to affiliates related to insurance premium payments and expense reimbursements to the Service Company.


The Service Company, a wholly-owned subsidiary of the Parent Corporation, is a management service company which provides employee services and office facilities to the Company and its affiliates under a Service Agreement. The Company pays the Service Company a monthly fee in accordance with mutually agreed upon cost allocation methods which the Companies believe reflect a proportional allocation of common expenses and are commensurate for the performance of the applicable duties.


Working capital in 1996 and 1995 was provided by Participants' loan repayments, administrative fees for the placement and maintenance of Programs and interest earned on investments.


Loans consist of the following at December 31, 1996:


              Loan       Face                    Days to         Maturity
Source        Date      (mils)      Rate         Maturity          Date
------        ----      ------      ----         --------        --------
SunTrust    10/23/96     10.5       5.78%             180        04/21/97
            10/28/96     13.0       5.68%              91        01/27/97
            10/30/96      2.3       5.68%              90        01/28/97
            11/08/96     23.7       5.65%              90        02/06/97
            12/27/96      1.0       5.74%              90        03/27/97
                        -----
                        $50.5


RESULTS OF OPERATIONS


The Company concluded the year ended December 31, 1996 with net operating income of $314,298 as compared to net operating income of $232,354 in 1995, and $458,294 in 1994.


Total revenues through December 31, 1996 were $4,957,607 versus $4,435,676 in 1995, and $3,590,273 in 1994. These revenues include interest on collateral loans receivable, program fees, interest on investments and partnership income. The largest source of revenue was represented by interest on collateral loans receivable.

The growth in collateral loan interest resulted from the increase in collateral loans receivable year to year. Collateral loans receivable as of December 31, 1996 were $52,979,267 as compared to $47,059,897 in 1995, and $40,805,159 in
1994. Comparatively, collateral loan interest was $4,412,729, $3,899,087 and $3,094,809 for the years ended December 31, 1996, 1995 and 1994. The average interest rate charged to each Participant's outstanding loan balance was 8.95%, 9.22% and 8.65% for the years 1996, 1995 and 1994, respectively.


The Company's collateral loans receivable, collateral loan interest and average interest rate charged to each Participant's loan balance for the three years ended December 31 are summarized as follows:


                                         1996          1995          1994
                                         ----          ----          ----
Collateral loans receivable          $52,979,267   $47,059,897   $40,805,159
Collateral loan interest             $ 4,412,729   $ 3,899,087   $ 3,094,809
Average Participant interest rate           8.95%         9.22%         8.65%



Interest expense on the Loan Agreements increased each year since 1994 due to changes in interest rates and amounts borrowed by the Company. The Company's outstanding loans payable, interest expense and average cost of borrowings for the three years ended December 31 are summarized as follows:


                                         1996          1995          1994
                                         ----          ----          ----
Loans payable                        $50,851,618   $43,899,673   $38,889,535
Interest expense                     $ 2,957,224   $ 2,730,924   $ 1,516,229
Average loan interest rate                  6.40%         6.70%         4.60%



The Company's ability to achieve and maintain a spread between its cost of funds necessary to finance premium loans and the lending rate charged to Program Participants may impact its future operating results. The interest rate spread is intended to provide sufficient revenue to offset the Company's general and administrative expenses. General and administrative expenses (including state taxes), arising from normal operating activities through December 31, 1996, were $1,516,065 as compared to $1,347,286 in 1995, and $1,308,976 in 1994.


The Company may increase the interest rate charged to Participants to a maximum of the prime interest rate plus 3% as its cost of borrowing increases. If the Company's cost of borrowing were to rise significantly above the prime interest rate, its ability to maintain an adequate interest rate spread would be difficult and future earnings could be adversely impacted.


Program fees include placement, administrative and termination fees as well as charges for special services. For the years ended December 31, 1996, 1995 and 1994 the number of Programs administered by the Company were 6,131, 6,521 and 6,662, respectively.


Investment income earned by the Company declined in 1996 as compared to 1995 due to a decrease in investment returns on cash equivalents held during 1996.


     Substantially all general and administrative expenses are allocated to the Company by the Service Company. These include the costs associated with providing staff and facilities to service the Programs and includes such items as salaries, rent, utilities, accounting fees, printing, postage and other typical operating expenses.

--------------------------------------------------------------------------------
                                 LEGAL MATTERS
--------------------------------------------------------------------------------

LITIGATION

     In the ordinary course of business, legal proceedings involving the Company periodically arise. Currently, the Company is not the subject of any material pending legal proceedings.

LEGAL OPINIONS

     The validity of the securities offered hereby has been passed upon for the Company by Charles C. Cornelio, Esquire, Vice President, General Counsel and Secretary to the Company.

--------------------------------------------------------------------------------
                                    EXPERTS
--------------------------------------------------------------------------------


     This Registration Statement includes on the following pages, the Company's annual financial statements. The consolidated balance sheets of the Company at December 31, 1996 and 1995, and the consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
                             AVAILABLE INFORMATION
--------------------------------------------------------------------------------

     The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other required information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices: Room 1028, 26 Federal Plaza, New York, New York 10278; and Room 1628, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604.

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the securities covered by this Prospectus. The Registration Statement is complete in material respects. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected without charge at the Washington, D.C. office of the Commission.


     The Company's Annual Report on Form 10-K for the year ended December 31, 1996, which was filed with the Commission pursuant to Section 13(a) of the Exchange Act, is incorporated herein by reference. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above and prior to the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof.

     In addition, copies of these reports (and any other information incorporated by reference in the Registration Statement covering the Programs) will be provided without charge to any person, including any beneficial owner, receiving this Prospectus, on written or oral request to Hampshire Funding, Inc., One Granite Place, Concord, New Hampshire 03301, Attention: Vice President-Operations; telephone (603) 226-5000.

                    HAMPSHIRE FUNDING, INC. AND SUBSIDIARY


                   Audited Consolidated Financial Statements

                               December 31, 1996


                                                           Page
                                                           ----
Report of Ernst & Young LLP, Independent Auditors........  F-2
Consolidated Balance Sheets..............................  F-3
Consolidated Statements of Income and Retained Earnings..  F-4
Consolidated Statements of Cash Flows....................  F-5
Notes to Consolidated Financial Statements...............  F-6

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors


Hampshire Funding, Inc. and Subsidiary



We have audited the accompanying consolidated balance sheets of Hampshire Funding, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hampshire Funding, Inc. and Subsidiary at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


As discussed in Note 2 to the financial statements, in 1994 the Company changed its method of accounting for postemployment benefits.




                                                           Ernst & Young LLP



Boston, Massachusetts


January 30, 1997,


except for Note 7, as to which the date is


February 24, 1997

                    HAMPSHIRE FUNDING, INC. AND SUBSIDIARY


                          CONSOLIDATED BALANCE SHEETS


                                                                            DECEMBER 31
                                                                         1996         1995
                                                                 -------------------------------
ASSETS
Cash and cash equivalents                                             $ 1,771,795  $   289,918
Accounts receivable from customers                                         12,915       26,793
                                                                 -------------------------------
Total current assets                                                    1,784,710      316,711

Collateral notes receivable (including accrued
  interest of $1,365,191 in 1996 and $1,207,853 in 1995)               52,979,267   47,059,897
                                                                 -------------------------------

Total assets                                                          $54,763,977  $47,376,608
                                                                 ===============================

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Due to affiliates                                                   $ 1,397,478  $ 1,133,593
  Accrued expenses and other liabilities                                  120,473      263,232
                                                                 -------------------------------
    Total current liabilities                                           1,517,951    1,396,825

  Loans payable (including accrued interest of $351,618 in 1996
    and net of prepaid interest of $300,327 in 1995)                   50,851,618   43,899,673
                                                                 -------------------------------

Total liabilities                                                      52,369,569   45,296,498
                                                                 -------------------------------

Stockholder's equity:
  Common stock, par value $1 per share; authorized
    100,000 shares; issued and outstanding 50,000 shares                   50,000       50,000
  Additional paid-in capital                                              550,000      550,000
  Retained earnings                                                     1,794,408    1,480,110
                                                                 -------------------------------
Total stockholder's equity                                              2,394,408    2,080,110
                                                                 -------------------------------

Total liabilities and stockholder's equity                            $54,763,977  $47,376,608
                                                                 ===============================



See accompanying notes.

                    HAMPSHIRE FUNDING, INC. AND SUBSIDIARY


            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                            YEARS ENDED DECEMBER 31
                                                           1996        1995        1994
                                                     ----------------------------------------
Revenues:
  Interest on collateral notes receivable               $4,412,729  $3,899,087  $3,094,809
  Program participant fees                                 484,906     456,556     464,851
  Interest on investments                                   59,972      74,648      30,613
  Partnership syndication fees                                           5,385
                                                     ----------------------------------------
                                                         4,957,607   4,435,676   3,590,273

Operating expenses:
  Interest on loan agreements                            2,957,224   2,730,924   1,516,229
  General and administrative                             1,464,569   1,299,523   1,260,818
  Realized loss on investments                                                      60,000
                                                     ----------------------------------------
                                                         4,421,793   4,030,447   2,837,047
                                                     ----------------------------------------

Income before income taxes                                 535,814     405,229     753,226

Federal and state income tax (benefit):
  Federal--Current                                         170,020     125,112     257,593
  Federal--Deferred                                                                (10,819)
  State tax                                                 51,496      47,763      48,158
                                                     ----------------------------------------
                                                           221,516     172,875     294,932
                                                     ----------------------------------------

Net income                                                 314,298     232,354     458,294

Retained earnings at
  beginning of year                                      1,480,110   1,247,756     789,462
                                                     ----------------------------------------

Retained earnings at end of year                        $1,794,408  $1,480,110  $1,247,756
                                                     ========================================



See accompanying notes.

                    HAMPSHIRE FUNDING, INC. AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                YEARS ENDED DECEMBER 31
                                                           1996           1995           1994
                                                    ----------------------------------------------
OPERATING ACTIVITIES
Net income                                            $     314,298   $    232,354   $    458,294
Adjustments to reconcile net income to net
  cash used in operating activities:
   (Increase) decrease in accounts receivable from
     customers                                               13,878         20,422         (9,535)
   Decrease in accrued expenses and other liabilities      (142,759)       (53,018)       (57,749)
   Increase in due to affiliates                            263,885         23,361         24,807
   Increase in collateral notes receivable               (5,919,370)    (6,254,738)    (7,456,787)
   Change in prepaid interest and interest
      accrued on loan agreements                            651,945        310,138       (235,298)
                                                    ----------------------------------------------
Net cash used in operating activities                    (4,818,123)    (5,721,481)    (7,276,268)

INVESTING ACTIVITY
Write off of limited partnership investment                                                60,000

FINANCING ACTIVITIES
Proceeds from non-affiliated loan agreement              50,500,000
Proceeds from affiliated loan agreements                 86,500,000     69,025,000     73,400,000
Principal payments on affiliated
  loan agreements                                      (130,700,000)   (64,325,000)   (65,200,000)
                                                    ----------------------------------------------
Net cash provided by financing activities                 6,300,000      4,700,000      8,200,000
                                                    ----------------------------------------------
Increase (decrease) in cash and cash
  equivalents                                             1,481,877     (1,021,481)       983,732

Cash and cash equivalents at beginning
  of year                                                   289,918      1,311,399        327,667
                                                    ----------------------------------------------
Cash and cash equivalents at end of year              $   1,771,795   $    289,918   $  1,311,399
                                                    ==============================================


See accompanying notes.

                     HAMPSHIRE FUNDING, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                               DECEMBER 31, 1996



1.   Summary of Significant Accounting Policies
     ------------------------------------------


Principles of Consolidation
---------------------------


The accompanying consolidated financial statements include the accounts of Hampshire Funding, Inc. (Hampshire) and its wholly-owned subsidiary, Hampshire Syndications, Inc. Hampshire is a wholly-owned subsidiary of Chubb Life Insurance Company of America (Chubb Life). Affiliates of Chubb Life include Chubb Colonial Life Insurance Company (Colonial), Chubb Sovereign Life Insurance Company (Chubb Sovereign), Chubb America Service Corporation (CASC), Chubb Investment Advisory Corporation and Chubb Securities Corporation (Chubb Securities), which are all 100% owned by Chubb Life. Chubb Life is 100% owned by The Chubb Corporation (Chubb).


The preparation of financial statements in conformity with generally accepted accounting principles requires Hampshire's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Nature of Operations and Transactions with Affiliates
-----------------------------------------------------


Hampshire offers and administers Programs whereby Participants obtain life insurance coverage solely from Chubb Life, Chubb Colonial and Chubb Sovereign. Under the Programs, insurance premiums are paid by Participants through a series of loans from Hampshire which are recorded as "collateral notes receivable." Loans to the Participants are secured by Participants' ownership in shares of regulated investment companies. The loans to Participants were funded substantially with the proceeds from loan arrangements with Chubb Colonial and Chubb Life. During 1996, Hampshire's loan agreements with Chubb Colonial and Chubb Life were replaced with a loan agreement with a non-affiliate. Hampshire borrowed amounts under its new loan agreement and repaid all principal and interest owed to affiliates (see Note 6). Chubb Securities is a registered broker-dealer that buys and sells the shares for Participants. The fair value of a Participant's secured investment company shares must exceed 150% of the total loan balance plus accrued interest (Participant's Total Account Indebtedness). If the value of the shares pledged as collateral to Hampshire declines below 130% of the Participant's Total Account Indebtedness, Hampshire will terminate the Program and liquidate shares sufficient to repay the indebtedness. All Programs are ten years in length. Upon Program conclusion, loan balances and accrued interest become due.


Collateral loans receivable from Participants were $52,979,267 (including accrued interest of $1,365,191) at December 31, 1996. Annual amounts due to Hampshire under collateral notes receivable were as follows:


                                   1997   1998  1999   2000   2001   2002-2006
                                   ----   ----  ----   ----   ----   ---------
Collateral loans receivable
(in millions)                      $3.4   $2.9  $4.1   $6.6   $9.2     $26.8



Substantially all general and administrative expenses are allocated to Hampshire by CASC in accordance with mutually agreed upon cost allocation methods that Hampshire and CASC believe reflect a proportional allocation of common expenses and which are commensurate for the performance of the applicable duties.

     ------------------------------------------------------

Nature of Operations and Transactions with Affiliates  (continued)
------------------------------------------------------------------

Recognition of Revenues and Expenses
-------------------------------------


Interest on collateral notes receivable and administrative fees charged to Participants for establishing and maintaining Programs are recognized as revenue when earned. Partnership syndication fees represent fees earned by Hampshire Syndications, Inc. as a participating general partner of certain limited partnerships. No syndication fees were earned in either 1996 or 1994; $5,385 was earned in 1995.

Cash Equivalents
----------------


Cash equivalents include cash invested in securities purchased under repurchase agreements and short-term corporate notes, all of which have remaining maturities of three months or less at the date of purchase.


On December 20, 1996, Hampshire entered into a reverse repurchase agreement with Fleet Bank (Bank) in the amount of $208,000. The agreement matures on January 24, 1997. This reverse repurchase agreement is included in cash equivalents in the accompanying consolidated balance sheet. Hampshire requires that the market value of the underlying securities provided as collateral for repurchase agreements be a minimum of 100% of their contractual resale price to the Bank.


Short-term corporate notes are carried at cost which approximates market value.

Reclassifications
-----------------


Certain previously reported amounts have been reclassified to conform with the 1996 presentation.

2.   Change in Accounting Principles
     -------------------------------


Effective January 1, 1994, Chubb Life and Hampshire adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits". SFAS No. 112 requires that the expected cost of providing post employment benefits, principally severance, disability and unemployment benefits, to former or inactive employees, their beneficiaries and covered dependents be accrued during the years that the employees render the necessary service. Prior to 1994, the pay as you go, or cash method was used to recognize the cost of these benefits. The cumulative effect of this change as of January 1, 1994 and Hampshire's allocated portion of such costs have been immaterial to Hampshire.

3.   Federal Income Taxes
     --------------------


The operations of Hampshire are included in the consolidated federal income tax return of Chubb. Federal income tax is allocated by Chubb Life as if Hampshire filed a separate income tax return. Deferred tax assets and liabilities are recognized for the expected future tax effects attributable to temporary differences between the financial reporting and tax bases of assets and liabilities, based on enacted tax rates and other provisions of tax law. Federal income taxes have been provided at the statutory rate of 35% in 1996, 1995 and 1994.


Hampshire made income tax payments to Chubb of $134,982, $59,326 and $336,577 in 1996, 1995 and 1994, respectively.

4.   Retirement Benefits
     -------------------


Hampshire participates in the Pension Plan for the Employees of Chubb Life and Participating Affiliates, a defined benefit plan, which covers substantially all of its employees. Accumulated plan benefits, plan net assets and net periodic pension costs by component for Hampshire are not determinable. Costs allocated by Chubb Life to Hampshire during 1996, 1995 and 1994 relative to the Pension Plan were $18,022, $24,218 and $24,269, respectively.


Certain health and life insurance benefits for all eligible retired employees are provided by Chubb Life. Benefits are paid as covered expenses are incurred. Health care coverage is contributory. Retiree contributions vary based upon a retiree's age, type of coverage and years of service with Hampshire. Life insurance is noncontributory. The expected cost of providing these postretirement benefits to employees and their beneficiaries and covered dependents are being accrued during the years that the employees render the necessary service.

5.   Option and Incentive Plans
     --------------------------


As a subsidiary of Chubb, Hampshire and its employees are eligible to participate in the following option and incentive plans:


     The Employee Stock Ownership Plan (ESOP) is funded through semi-annual contributions in amounts determined at the discretion of Chubb's Boards of Directors. A portion of Chubb common stock is allocated to eligible employees as contributions are made by Chubb.


     The Capital Accumulation Plan, a savings plan, is funded by employee contributions. Hampshire makes a matching contribution equal to 100% of each eligible employee's pre-tax elective contributions, up to 4% of the employee's compensation. Contributions are invested at the election of the employee in Chubb's common stock or in various other investment funds.


Hampshire's proportionate share of costs related to these option and incentive plans were $41,182, $36,247 and $39,394 for the years ended December 31, 1996, 1995 and 1994, respectively.


Total costs allocated by Chubb Life to Hampshire, during the year presented relative to the above benefits, have been included in General and Administrative expenses in the accompanying financial statements.

6.   Loan Agreements
     ---------------


On October 23, 1996, Hampshire entered into a Revolving Loan Agreement with a non-affiliate, SunTrust Bank of Atlanta, Georgia ("SunTrust"). This revolving loan agreement provides loan arrangements for advances up to $60,000,000 and expires on October 22, 2001. The agreement contains restrictions on equity and indebtedness with other non-affiliates. All indebtedness and obligations of Hampshire, under the loan agreement, are guaranteed by Chubb Life. The revolving loan agreement with SunTrust replaced Hampshire's loan agreements with its affiliates, Chubb Life and Colonial, which provided for advances not to exceed $20,000,000 and $29,000,000, respectively. As all advances under affiliated loan agreements became due during October and November of 1996, Hampshire borrowed amounts under the new loan agreement with SunTrust and paid Chubb Life and Colonial the outstanding principal and interest. At December 31, 1996, Hampshire had no loans outstanding to affiliates.


The interest rate on advances made under the SunTrust loan agreement is variable and based on short-term interest rates. At December 31, 1996, Hampshire had borrowed $50,500,000 under the agreement at rates that ranged from 5.65% to 5.78%. The interest rates on amounts borrowed from affiliates during 1996 ranged from

5.05% to 8.95%. At December 31, 1995, Hampshire had borrowed $26,000,000 under it loan agreement with Colonial and $18,200,000 under its loan agreement with Chubb Life.


Interest paid, including prepayments, on loan agreements was $2,305,279, $2,420,786 and $1,751,527 in 1996, 1995 and 1994, respectively.


7.   Subsequent Event
     ----------------


On February 24, 1997, The Chubb Corporation announced that it had signed a definitive agreement to sell Chubb Life and its subsidiaries to Jefferson-Pilot Corporation. The sale is subject to regulatory approvals.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution (Estimated)

Expenses of issue and distribution are not deducted from proceeds.

Registration Fees
  Securities and Exchange Commission..........  $ 10,344
  National Association of Securities Dealers..     3,500
Printing......................................   100,000
Accounting Fees...............................     8,400
State Registration Fees.......................    30,635
Miscellaneous.................................         -
                                                --------
TOTAL.........................................  $152,879
                                                ========

Item 14. Indemnification of Directors and Officers

     Under the general corporation law of the State of New Hampshire, corporations are required to indemnify their officers in the event such officers and directors are successful in defending suits brought against them in their corporate capacities. In addition, a New Hampshire corporation is generally permitted to indemnify its officers and directors, regardless of the results of a suit, provided the officer or director involved acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Where a claim for indemnification arises out of an action by or in the right of the corporation, the individual director or officer must not only have acted in good faith, but also must not be adjudged to have been negligent or to have acted in a way constituting misconduct. Unless ordered by a court, any indemnification made by a corporation must follow a determination of compliance with the applicable standard of conduct. Such a determination is to be made by the Board of Directors, independent legal counsel, or the stockholders.

     A New Hampshire corporation may purchase and maintain insurance to protect its officers and directors from any liability which may be incurred by them in their corporate capacities, whether or not the corporation could normally indemnify such individuals. Expenses incurred by an officer or director in defending a suit may be paid by the corporation in advance of the final disposition of the action provided the individual involved undertakes to repay the amount unless it is ultimately determined that he is entitled to be indemnified by the corporation. The indemnification provided for in the New Hampshire general corporation law is not exclusive of any other rights to which those indemnified may be entitled under any by-law, amendment, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of that person.

     Article VIII of the Company's By-Laws provides that the Company shall indemnify directors and officers against all costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer may be involved by reason of being a director or officer of the Company, unless it shall be finally adjudged in such action, suit or proceeding that the director or officer was negligent in the performance of his duty, or unless the suit, action or proceeding was the subject of a compromise settlement accepted with the approval of a majority of the outstanding shares of the Company; and finally, that the right to indemnification is not exclusive of other rights to which the director or officer may be entitled as a matter of law.

     The Company and its affiliates have purchased two policies of liability insurance which, subject to the limitations contained in the policies, indemnifies directors and officers against liabilities incurred as directors and officers. The insurer's maximum liability under the policies is $30 million.

Item 15. Recent Sales of Unregistered Securities

Not Applicable

Item 16. Exhibits and Financial Data Schedules

The following exhibits are filed herewith or incorporated by reference under Commission Rule 411(c).


Exhibit No.                       Description of Exhibit
-----------    -----------------------------------------------------------
1              -Distribution Agreement between the Company and Chubb Securities
                Corporation dated March 1, 1990.*
4              -(i) Agency Agreement and Limited Power of Attorney.**
               -(ii) Change of Participant in Program.**

               -(iii) Disclosure Statement.**
5              -Opinion of Charles C. Cornelio, Esquire re: Legality.****
10             -(i) Revolving Credit Agreement between the Company and SunTrust
                Bank dated October 23, 1996.* *
               -(ii) Revolving Credit Note between the Company and SunTrust Bank dated October 23, 1996.**
               -(iii) Guaranty between the Parent and SunTrust Bank dated
                October 23, 1996.**
               -(iv) Service Agreement*****
24             -(i) Consent of Ernst & Young LLP, Independent Auditors.***
               -(ii) Consent of Counsel  (contained in Exhibit 5).
25             -Power of Attorney.****
27             -Financial Data Schedule.**


------
    * Incorporated by Reference to the exhibit number indicated to the Company's Annual Report on Form 10-K for the year ended December 31, 1989.

   ** Incorporated by Reference to the Exhibit number indicated to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

  *** Filed herewith.

 **** Incorporated by Reference to the Exhibit number indicated to an earlier filing on April 12, 1996 (SEC File No. 333-01873) of the Form S-1 Registration Statement.

***** Incorporated by reference to the Exhibit number indicated to an earlier filing on April 29, 1996 (SEC File No. 333-01873) of the Form S-1 Registration Statement.

Item 17. Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (i) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Concord, State of New Hampshire on March 28, 1997 Hampshire Funding, Inc.

By: /s/ Ronald R. Angarella
   ----------------------------
  Ronald R. Angarella, President


                               POWER OF ATTORNEY

Each of Hampshire Funding, Inc. (the "Company") and the undersigned Officers and Directors thereof whose signatures appear below hereby makes, constitutes and appoints Ronald R. Angarella and Charles C. Cornelio and each of them acting individually, its and his true and lawful attorneys with power to act without any other and with full power of substitution, to execute, deliver and file in its or his name and on its behalf, and in each of the undersigned Officers' and Directors' capacity or capacities as shown below, this Registration Statement and any and all documents in support of this Registration Statement or supplemental thereto, and any and all amendments, including any and all post-effective amendments to the foregoing; and each of the company and said Officers and Directors hereby grants to said attorneys, and to any one or more of them, full power and authority to do and perform each and every act and thing whatsoever as said attorneys or attorney may deem necessary or advisable to carry out fully the intent of this Power of Attorney to the same extent and with the same effect as the Company might or could do, and as each of said Officers and Directors might or could do personally in his capacity or capacities as aforesaid, and each of the Company and said Officers and Directors hereby ratifies, confirms and approves all acts and things which said attorneys or attorney might do or cause to be done by virtue of this Power of Attorney and its or his signature as the same may be signed by said attorneys or attorney, or any one or more of them, to this Registration Statement and any and all amendments thereto, including any and all post-effective amendments to the foregoing.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          Name                        TItle                        Date
          ----                        -----                        ----
           *                    President and Director           March 28, 1997
------------------------
Ronald R. Angarella

           *                           Director                  March 28, 1997
------------------------
Frederick H. Condon


           *                           Director                  March 28, 1997
------------------------
Ernest J. Tsouros


/s/ John A. Weston               Treasurer, Principal            March  28, 1997
------------------------
John A. Weston                 Financial and Accounting
                                       Officer


*By:  /s/ Ronald R. Angarella
      -------------------------------------
      Ronald R. Angarella, Attorney-in-Fact